Exhibit 99.1

Theravance Reports Third Quarter 2015 Financial Results

US BREO® ELLIPTA® sales up by more than 40% in U.S. market quarter over quarter

Initiates a $150 million stock repurchase program to accelerate the company’s capital return plan

Announces intent to launch a “modified Dutch auction” tender offer promptly

Company to host conference call and webcast today at 5:00 p.m. EDT

SOUTH SAN FRANCISCO, Calif., October 28, 2015 — Theravance, Inc. (NASDAQ: THRX) today reported financial results for the third quarter ended September 30, 2015. Royalties from sales of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA® earned from Glaxo Group Limited (GSK) during the third quarter of 2015 were $16.8 million, a quarter-over-quarter increase of 21 percent compared to the second quarter of 2015. Income from operations increased to $8.4 million in the third quarter of 2015, compared to $5.1 million in the second quarter, while adjusted EBITDA for the third quarter of 2015 increased to $13.4 million compared to $10.4 million in the second quarter of 2015. Net loss for the third quarter 2015 was $4.6 million or $0.04 per share. Cash and cash equivalents, short-term investments, and marketable securities totaled $206.2 million as of September 30, 2015.

“We saw positive trends in prescriptions and market share for both RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA® in the third quarter, even though summer traditionally is a slower season for COPD and Asthma products,” said Michael W. Aguiar, President and Chief Executive Officer of Theravance. “In 2016, we expect improved reimbursement which includes coverage for BREO at CVS Caremark and ExpressScripts. As a result, we remain optimistic about 2015 and 2016, are comfortable with our accelerated capital return plan, and look forward to the continued growth of our respiratory franchise.”

Theravance also announced today the acceleration of its capital return plan with a $150 million share repurchase plan effective through the end of 2016 that was approved by the company’s Board of Directors, replacing its quarterly dividend. The company currently intends to repurchase its shares over this period through a combination of a tender offer and open market purchases, and may also repurchase shares through private transactions, exchange offers, additional tender offers or other means. The repurchase program will be funded using Theravance’s working capital. The repurchase program may be suspended or discontinued at any time. Theravance had approximately 117.4 million shares of common stock outstanding as of October 27, 2015.

As part of the repurchase plan, Theravance plans to launch promptly a “modified Dutch auction” tender offer to purchase up to $75 million of its common stock, at a price per share of not less than $8.50 and not greater than $9.25.  The tender offer will be contingent upon satisfaction of customary conditions. Additional details regarding the pricing and other terms will be provided upon formal commencement of the tender offer.

Mr. Aguiar continued, “We are constantly evaluating ways to maximize value for our stockholders and after carefully reviewing the positive trend in sales of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA® in the third quarter of 2015, our expectations for additional sales growth expected for the rest of this year and 2016, and the current share price of our common stock, we believe that an acceleration of our capital return plan through a share repurchase plan will result in the most significant enhancement for our stockholders at this time. This share repurchase plan coupled with our ongoing collaboration with GSK to maximize the value of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA® is designed to allow us to optimize long-term stockholder value.”

Highlights

•                  Theravance paid a cash dividend of $0.25 per share on September 30, 2015 to stockholders of record as of the close of business on September 10, 2015.

•                  In the third quarter of 2015, net sales of RELVAR®/BREO® ELLIPTA® by GSK were $97.8 million, comprised of $40.4 million in the U.S. market (an increase of 44 percent from the prior quarter in the U.S.) and $57.4 million in non-U.S. markets (a smaller increase of 7 percent from the prior quarter primarily due to slower summer sales in Europe).

•                  As of September 30, 2015, RELVAR®/BREO® ELLIPTA® has been approved in 73 countries for marketing and has been launched in 42 countries.

•                  In the third quarter of 2015, sales of ANORO® ELLIPTA® by GSK were $32.7 million, an increase of approximately 38 percent compared to the prior quarter. Sales were $22.0 million in the U.S. market (an increase of 23 percent from the prior quarter) and $10.7 million in non-U.S. markets (an increase of 82% from the prior quarter).

•                  As of September 30, 2015, ANORO® ELLIPTA® has been approved in 61 countries for marketing and has been launched in 33 countries.

Financial Results for the Third Quarter vs. Second Quarter of 2015

Total revenue for the third quarter of 2015 was $13.6 million, which primarily resulted from royalties of $16.8 million from net sales of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®, representing a 21 percent quarter over quarter increase. The majority of royalties were driven by sales of RELVAR®/BREO® ELLIPTA®.

Research and development expenses for the third quarter of 2015 were $0.5 million compared with $0.6 million for the second quarter of 2015. General and administrative expenses for the third quarter of 2015 were $4.6 million compared with $4.9 million in the second quarter of 2015.

Income from operations increased by 65 percent to $8.4 million for the third quarter of 2015 compared to $5.1 million in the previous quarter. Adjusted EBITDA was $13.4 million for the third quarter of 2015 compared to $10.4 million for the second quarter of 2015. Net loss for the third quarter 2015 was $4.6 million or $0.04 per share compared to $7.8 million or $0.07 per share in the second quarter of 2015.

Cash and cash equivalents, short-term investments and marketable securities totaled $206.2 million as of September 30, 2015.

2014 Spin-Off

On June 1, 2014, Theravance separated its late-stage partnered respiratory assets from its biopharmaceutical research and drug development operations by transferring its research and drug development operations into Theravance Biopharma, Inc., a then wholly-owned subsidiary. The spin-off resulted in Theravance Biopharma becoming an independent, publicly traded company.

The results of operations for Theravance’s former research and drug development operations, Theravance Biopharma, prior to the spin-off of those operations on June 1, 2014, are included as part of the condensed consolidated statements of operations as discontinued operations.

Information Regarding the Planned Tender Offer

The discussion of the planned tender offer is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the company’s common stock. The tender offer described in this press release has not yet commenced, and there can be no assurance that the company will commence the tender offer on the terms described in this press release or at all. If the company commences the tender offer, the tender offer will be made solely by an Offer to Purchase and the related Letter of Transmittal, as they may be amended or supplemented. Stockholders and investors are urged to read any Tender Offer Statement on Schedule TO, filed by the company with the SEC in connection with the tender offer including the Offer to Purchase, the related Letter of Transmittal and other offer materials and exhibits thereto, as well as any amendments or supplements to the Schedule TO when they become available, because they will contain important information. If the company commences the tender offer, it will file each of the documents referenced in this paragraph with the SEC, and, when available, investors may obtain them for free from the SEC at its website (www.sec.gov) or from the information agent engaged by the company in connection with the tender offer.

Note Regarding Share Repurchase Program

The company’s announcement of its share repurchase program does not obligate the company to repurchase any specific dollar amount or number of its shares of common stock. The company will determine when, if and how to proceed with any repurchase transactions under the program, as well as the amount of any such repurchase transactions, based upon, among other things, the results of the tender offer and the company’s evaluation of its liquidity and capital needs (including for strategic and other opportunities), its business, results of operations, and financial position and prospects, general financial, economic and market conditions, prevailing market prices for the company’s shares of common stock, corporate, regulatory and legal requirements, and other conditions and factors deemed relevant by the company’s management and Board of Directors from time to time. The share repurchase program may be suspended or discontinued at any time. There can be no assurance as to the actual volume of share repurchases in any given period or over the term of the program, if any, or as to the manner or terms of any such repurchases. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction.

Conference Call and Webcast Information

Theravance has scheduled a conference call for today at 5:00 p.m. Eastern Daylight Time. To participate in the live call by telephone, please dial (877) 837-3908 from the U.S., or (973) 890-8166 for international callers. Those interested in listening to the conference call live via the Internet may do so by visiting Theravance’s website at www.thrxinc.com. To listen to the live call via the Internet, please go to the website 15 minutes prior to its start to register, download and install any necessary audio software.

A replay of the conference call will be available on Theravance’s website for 30 days. An audio replay will also be available by dialing dialing (855) 859-2056   from the U.S., or (404) 537-3406 for international callers, and entering confirmation code 61360060.

Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with generally accepted accounting principles in the United States, or GAAP, Theravance uses the non-GAAP financial measure of adjusted EBITDA. A reconciliation of this non-GAAP financial measure to the closest GAAP financial measure is presented in the financial table below under the headings “Reconciliation of Non-GAAP Financial Measures to GAAP.”

Theravance believes that the non-GAAP financial information provided in this release can assist investors in understanding and assessing Theravance’s on-going operations and prospects for the future and provides an additional tool for investors to use in comparing Theravance’s financial results with other companies in Theravance’s industry or with similar operating profiles. Adjusted EBITDA is used as a supplemental financial measure by Theravance’s management and also occasionally by external users of its financial statements, such as investors, commercial banks, research analysts and others, to assess:

•                  the financial performance of Theravance’s assets without regard to financing methods, capital structure or historical cost basis;

•                  the ability of Theravance’s assets to generate cash sufficient to pay interest costs and support its indebtedness; and

•                  Theravance’s operating performance and return on investment as compared to those of other companies, without regard to financing or capital structures.

Adjusted EBITDA is determined by taking GAAP net income from operations and adding back stock-based compensation expense from continuing operations, depreciation expense from continuing operations and amortization of capitalized fees paid to a related party. Theravance’s method of computing adjusted EBITDA may not be the same method used to compute similar measures reported by other companies.

Adjusted EBITDA should not be considered in isolation or as a substitute to net income (loss), income (loss) from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. The principal limitation of this non-GAAP financial measure is that it excludes significant elements that are required by GAAP to be recorded in Theravance’s consolidated financial statements. In addition, it is subject to inherent limitations as it reflects the exercise of judgments by management in determining these non-GAAP financial measures. In order to compensate for these limitations, management of Theravance presents its non-GAAP financial measures in connection with its GAAP results. Investors are encouraged to review the reconciliation of Theravance’s non-GAAP financial measures to their most directly comparable GAAP financial measure.

About Theravance

Theravance, Inc. is focused on bringing compelling new medicines to patients in areas of unmet need by leveraging its significant expertise in the development, commercialization and financial management of bio-pharmaceuticals. Theravance’s portfolio is anchored by the respiratory assets partnered with Glaxo Group Limited (GSK), including RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®, which were jointly developed by Theravance and GSK. Under the agreement with GSK, Theravance is eligible to receive associated royalty revenues from RELVAR®/BREO® ELLIPTA®, ANORO® ELLIPTA® and, if approved and commercialized, VI monotherapy, as well. In addition, Theravance retains a 15 percent economic interest in future payments made by GSK for earlier-stage programs partnered with Theravance BioPharma, Inc. For more information, please visit Theravance’s web site at www.thrxinc.com.

ANORO®, RELVAR®, BREO® and ELLIPTA® are trademarks of the GlaxoSmithKline group of companies.

Forward Looking Statements

This press release contains and the conference call will contain certain “forward-looking” statements regarding, among other things, statements relating to goals, plans, objectives and future events. Such forward-looking statements involve substantial risks, uncertainties and assumptions. Examples of such statements include statements relating to: the commercialization of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA® in the jurisdictions in which these products have been approved, the strategies, plans and objectives of the company (including the company’s growth strategy and corporate development initiatives beyond the existing respiratory portfolio), the timing, manner and amount of anticipated potential capital returns to stockholders (including without limitation statements, the company’s share repurchase plan, the company’s planned tender offer and expectations of future cash dividends and the potential for future share repurchases), the status and timing of clinical studies, data analysis and communication of results, the potential benefits and mechanisms of action of product candidates, expectations for product candidates through development and commercialization, the timing of seeking regulatory approval of product candidates, and projections of revenue, expenses and other financial items. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: lower than expected future royalty revenue from respiratory products partnered with GSK, delays or difficulties in commencing or completing clinical studies, the potential that results from clinical or non-clinical studies indicate product candidates are unsafe or ineffective, dependence on third parties to conduct its clinical studies, delays or failure to achieve and maintain regulatory approvals for product candidates, and risks of collaborating with third parties to discover, develop and commercialize products. Other risks affecting Theravance are described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Theravance’s Annual Report on Form 10-K for the year ended December 31, 2014 and Theravance’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. Additional information will also be set forth in those sections of Theravance’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which will be filed with the SEC in the fourth quarter of 2015. In addition to the risks described above and in Theravance’s other filings with the SEC, other unknown or unpredictable factors also could affect Theravance’s results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

(THRX-F)

Contact Information:

Eric d’Esparbes

Sr. Vice President and Chief Financial Officer

650-238-9640

investor.relations@thrxinc.com

THERAVANCE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended
	September 30,	June 30,
	2015	2015
	(unaudited)
Revenue:
Royalty revenue from a related party, net	$13,341	$10,434
Revenue from collaborative arrangements from a related party, net	221	221
Total revenue	13,562	10,655

Operating expenses:
Research and development	547	638
General and administrative	4,581	4,909
Total operating expenses	5,128	5,547

Income from operations	8,434	5,108

Other income (expense), net	(45)	(16)
Interest income	90	85
Interest expense	(13,063)	(12,987)

Net loss	$(4,584)	$(7,810)

Basic and diluted net loss per share:	$(0.04)	$(0.07)

Cash dividends declared per common share	$0.25	$0.25

Shares used to compute basic and diluted net loss per share	115,787	115,309

THERAVANCE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenue:
Royalty revenue from a related party, net	$13,341	$729	$30,449	$342
Revenue from collaborative arrangements from a related party, net	221	270	664	811
Total revenue (1)	13,562	999	31,113	1,153

Operating expenses:
Research and development (2)	547	1,909	1,897	6,721
General and administrative (2)	4,581	8,632	14,929	28,491
Total operating expenses	5,128	10,541	16,826	35,212

Income (Loss) from operations	8,434	(9,542)	14,287	(34,059)

Other income (expense), net	(45)	255	1,117	335
Interest income	90	93	291	446
Interest expense	(13,063)	(12,355)	(38,756)	(24,326)
Loss from continuing operations before income taxes	(4,584)	(21,549)	(23,061)	(57,604)
Income tax benefit	—	278	—	—
Loss from continuing operations, net of tax	(4,584)	(21,271)	(23,061)	(57,604)

Loss from discontinued operations	—	—	—	(94,934)

Net loss	$(4,584)	$(21,271)	$(23,061)	$(152,538)

Basic and diluted net loss per share:
Continuing operations	$(0.04)	$(0.19)	$(0.20)	$(0.52)
Discontinued operations	—	—	—	(0.85)
Basic and diluted net loss per share	$(0.04)	$(0.19)	$(0.20)	$(1.37)

Cash dividends declared per common share	$0.25	$0.25	$0.75	$0.25

Shares used to compute basic and diluted net loss per share	115,787	113,100	115,381	111,306

(1) Revenue is comprised of the following (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)

Royalties from a related party	$16,796	$3,962	$40,816	$7,953
Amortization of capitalized fees paid to a related party	(3,455)	(3,233)	(10,367)	(7,611)
Royalty revenue	13,341	729	30,449	342
Strategic alliance - MABA program	221	270	664	811
Total revenue from a related party	$13,562	$999	$31,113	$1,153

(2) Amounts include stock-based compensation expense as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)

Research and development	$220	$1,357	$687	$2,589
General and administrative	1,248	3,375	4,536	11,795
Discontinued operations	—	—	—	11,629
Total stock-based compensation expense	$1,468	$4,732	$5,223	$26,013

Theravance, Inc.

Consolidated Balance Sheet Data

(in thousands)

	September 30,	December 31,
	2015	2014
	(unaudited)	(1)

Assets
Cash, cash equivalents and marketable securities	$206,192	$283,354
Other current assets	17,562	11,684
Property and equipment, net	248	324
Capitalized fees paid to a related party, net	197,824	208,191
Other assets	15,805	18,101
Total assets	$437,631	$521,654

Liabilities and stockholders’ deficit
Other current liabilities	$4,003	$4,067
Payable to Theravance Biopharma, Inc.	—	1,056
Accrued interest payable	6,390	7,551
Deferred revenue	4,205	4,870
Convertible subordinated notes	255,109	255,109
Non-recourse notes payable, due 2029	488,976	470,527
Other long-term liabilities	1,947	1,823

Stockholders’ deficit	(322,999)	(223,349)

Total liabilities and stockholders’ deficit	$437,631	$521,654

(1) The selected consolidated balance sheet amounts at December 31, 2014 are derived from audited financial statements.

Non-GAAP Financial Measures

As previously mentioned, a reconciliation of adjusted EBITDA to its most directly comparable GAAP measures has been provided in the table below:

THERAVANCE, INC.

Reconciliation of GAAP to Non-GAAP Operating Results

(in thousands)

	Three Months Ended
	September 30,	June 30,
	2015	2015
	(unaudited)
Reconciliation from GAAP net income from operations to adjusted EBITDA:
GAAP net income from operations	$8,434	$5,108
Non-GAAP adjustments:
Stock-based compensation	1,468	1,822
Depreciation	28	27
Amortization of capitalized fees paid to a related party	3,455	3,456

Adjusted EBITDA	$13,385	$10,413

THERAVANCE, INC.

Reconciliation of GAAP to Non-GAAP Operating Results

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Reconciliation from GAAP net income (loss) from operations to adjusted EBITDA:
GAAP net income (loss) from operations	$8,434	$(9,542)	$14,287	$(34,059)
Non-GAAP adjustments:
Stock-based compensation from continuing operations	1,468	4,732	5,223	14,384
Depreciation from continuing operations	28	—	82	—
Amortization of capitalized fees paid to a related party	3,455	3,233	10,367	7,611

Adjusted EBITDA	$13,385	$(1,577)	$29,959	$(12,064)